Exhibit 10.7
Confidential Treatment Requested by 3M Health Care Company
Pursuant to 17 C.F.R. Section 200.83

FORM OF
REAL ESTATE LICENSE AGREEMENT
BY AND BETWEEN
[3M LICENSOR ENTITY]
AND
[●]
DATED AS OF
[●]

Confidential Treatment Requested by 3M Health Care Company
Pursuant to 17 C.F.R. Section 200.83
REAL ESTATE LICENSE AGREEMENT
SUMMARY SHEET
1.    Effective Date: This agreement shall be effective as of _____________________(the “Effective Date”).
2.    Address: Street Address of building subject to this License: ___________________ _____________________________________________________________________ (the “Buildings,” if more than one, each individually a “Building”).
3.    Location of Premises: The “Premises,” as referenced in the Real Estate License Agreement shall be as set forth in Appendix A attached hereto.
NOTE: It is the intent of the Parties that the floorplans attached hereto shall be materially consistent with the past practice of Licensee’s business within the Building. The floorplans attached at the time of signing may be preliminary and/or subject to change. The Parties agree to execute a confirmatory amendment formalizing any changes promptly upon signing of the SDA. To the extent that the Licensee seeks to expand its use of space within the Building beyond the scope of past use, the Licensee Fee and floorplan should be updated accordingly.
4.    Fee. The fee payable on a monthly basis for the Premises (the “License Fee”), shall be as set forth below:
[Insert applicable fee structure]
The License Fee shall be inclusive of all costs of electricity, water, heating and air conditioning and all other utilities associated with Licensee’s use of the Premises. The License Fee for partial months shall be prorated.
5.    Term. The maximum term of this License shall be [●] months (the “Maximum Duration”).

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6.    Notices. Notices or other communications must be sent to each respective Party at the address, email address, or facsimile number set forth below:

If to Licensor:	c/o 3M Company Real Estate
3M Center, Building 225-1-N-20
St. Paul, MN 55144-1000 Attention: Real Estate Department E-mail: 3Mrealestate@mmm.com

If to Licensee:
c/o 3M Healthcare Real Estate 3M Center, Building 275 2510 Conway Ave E Maplewood, MN 55144 E-mail: healthcarerealestate@mmm.com
(the “Notice Addresses”). Notices sent to physical mailing addresses must also be sent via e-mail.
7.     Additional Terms Specific To This Location.
[Remainder of Page Intentionally Left Blank]

Confidential Treatment Requested by 3M Health Care Company
Pursuant to 17 C.F.R. Section 200.83

Confidential Treatment Requested by 3M Health Care Company
Pursuant to 17 C.F.R. Section 200.83

Confidential Treatment Requested by 3M Health Care Company
Pursuant to 17 C.F.R. Section 200.83
REAL ESTATE LICENSE AGREEMENT
This REAL ESTATE LICENSE AGREEMENT (this “Agreement”), dated as of [●], is entered into by and between [3M LICENSOR ENTITY], a [●] [corporation] (“Licensor”), and [●], a [●] [corporation] (“Licensee” and, together with Licensor, the “Parties”).
RECITALS
WHEREAS, Licensee and Licensor (or certain of their Affiliates) will be parties to that certain Separation and Distribution Agreement, with an envisaged effective date as of [●] (the “SDA”);
WHEREAS, the board of directors of Parent has determined that it is in the best interests of Parent and its shareholders to create a new publicly traded company that shall operate the SpinCo Business and to separate the SpinCo Business from the Parent Business. Pursuant to the SDA and the Separation Step Plan, Parent will contribute certain SpinCo Assets held by it to SpinCo, in exchange for (i) the assumption by SpinCo of certain SpinCo Liabilities, (ii) the issuance by SpinCo to Parent of SpinCo Shares, and (iii) the Cash Transfer and, following such contribution, Parent will effect the distribution, on a pro rata basis, to holders of Parent Shares of at least 80.1% of the outstanding SpinCo Shares owned by Parent;
WHEREAS, this Agreement is an “Ancillary Agreement” pursuant to the SDA;
WHEREAS, this Agreement is being entered into by the Parties in order to promote the orderly transition of certain operations of the SpinCo Business and to effectuate the orderly consummation of the transactions contemplated under the SDA;
WHEREAS, consistent with SpinCo’s authority to set the strategic direction for, and make strategic decisions in respect of, the SpinCo Business following the transactions contemplated under the SDA, this Agreement sets forth the terms and conditions pursuant to which in order to (i) promote the orderly transition of certain operations of the Licensee Business, (ii) set forth the general principals and guidelines for the temporary sharing of space between Licensor and Licensee, and (iii) to effectuate the orderly consummation of the transactions contemplated under the SDA;
WHEREAS, Licensee shall diligently pursue alternate premises or enter into longer-term formal arrangements suitable for the operation of its business and shall use reasonable commercial efforts to reduce or eliminate its dependency on the Premises under this agreement as soon as is reasonably practicable.
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

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ARTICLE 1
DEFINITIONS
Section 1.1.    Certain Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the SDA. As used in this Agreement, the following terms shall have the following meanings:
“Confidential Information” shall have the meaning set forth in the Transition Services Agreement.
“Cybersecurity Incident” shall have the meaning set forth in the Transition Services Agreement.
“COVID-19” shall mean SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.
“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, workplace safety or similar Law, directive, guidelines or recommendations promulgated by any industry group or any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Act.
“Licensee’s Trade Fixtures and Equipment” means trade fixtures and equipment located within the Building which are the property of Licensee.
“Personal Information” shall have the meaning set forth in the Transition Services Agreement.
“Protected Health Information” shall have the meaning set forth in the Transition Services Agreement.
“Transition Services Agreement” means the Transition Services Agreement entered into by Parent and SpinCo on or around the date of this Agreement.
Section 1.2.    Other Defined Terms

Term	Section

Agreement	Introductory paragraph
All Risk	Section 4.2
Building	Summary Sheet
Co-Located Equipment Areas	Section 2.1(a)
Common Areas	Section 2.1(a)
Convenience Services	Section 2.14
Covered Taxes	Section 3.3(a)
Damages	Section 5.1
Disclosing Party	Section 8.10(a)
Effective Date	Summary Sheet

Confidential Treatment Requested by 3M Health Care Company
Pursuant to 17 C.F.R. Section 200.83

Employee Convenience Areas	Section 2.1(a)
Environmental Authorization(s)	Section 2.14
Excluded Areas	Section 2.1(b)
Exit Checklist	Section 7.4
Exit Meeting	Section 7.4
Exit Plan	Section 7.4
Indemnified Persons	Section 5.1
Indemnifying Party	Section 5.1
JAMS	Section 8.6(b)
Licensee	Introductory paragraph
Licensor	Introductory paragraph
Licensor‘s Fixtures and Personal Property in Premises	Section 2.1(a)
Maximum Duration	Summary Sheet
Negotiation Period	Section 8.6(a)
Notice Addressees	Summary Sheet
Parties	Introductory paragraph
Permitted Uses	Section 2.2
Premises	Summary Sheet
Property	Section 2.1(a)
Receiving Party	Section 8.10(a)
Rules and Regulations	Section 2.2
Rules of Engagement	Section 2.2
SDA	Recitals
Summary Sheet	Section 1.3
Section 1.3.    Summary Sheet. The terms and definitions set forth in the Real Estate License Agreement Summary Sheet (the “Summary Sheet”) shall be incorporated herein.
Section 1.4.    Hierarchy. The appendices to this Agreement shall form part of this Agreement. In case of any conflicts, the front-end of this Agreement shall prevail over its appendices, unless explicitly set out otherwise in the relevant appendix with reference to the clause in the front-end from which it deviates. In the event of a conflict between the terms of the SDA and the terms of this Agreement, the terms of the SDA shall prevail, unless explicitly set out otherwise in this Agreement with reference to the clause in the SDA from which it deviates.
ARTICLE 2
LICENSE AND PREMISES
Section 2.1.    Grant of License.
(a)    Upon the terms and subject to the conditions set forth in this Agreement, Licensor hereby grants to Licensee (i) a non-exclusive license for certain Licensee employees to use and occupy the Premises, and (ii) a non-exclusive license to use in common with Licensor (A) the

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hallways, entry ways, stairs, elevators, driveways, walkways, parking areas and such other areas and facilities in or serving the Building (the “Property”) that are generally needed for access to and use of the Premises (the “Common Areas”), (B) the areas or rooms in the Building or on the Property (other than the Premises) containing any materials, equipment, machinery, parts, spare parts or tools that Licensee is authorized to use pursuant to Section 2.3 (the “Co-Located Equipment Areas”) or areas that house Licensee’s Trade Fixtures and Equipment, and (C) if applicable, the areas or rooms in the Building housing amenities generally made available to employees for convenience or enjoyment, such as cafeterias, vending areas, fitness centers, nursing rooms, employee lounge areas (the “Employee Convenience Areas”). Licensee shall have the right to use such of Licensor’s personal property, fixtures, equipment, machinery, parts, spare parts and tools which may be located in or on the Premises (“Licensor’s Fixtures and Personal Property in Premises”) in a manner that is materially consistent with the past practice of the Business. Access to Employee Convenience Areas may be subject to additional requirements as set forth in Section 2.14.
(b)    The license granted hereunder shall exclude all areas in the Building or on the Property that are not identified as the Premises, the Common Areas or the Co-Located Equipment Areas (collectively, the “Excluded Areas”). Licensee shall use commercially reasonable efforts to ensure that its employees, customers or invitees do not utilize any Excluded Area. Licensor shall use commercially reasonable efforts to ensure that its employees, customers or invitees do not utilize the Premises; provided, that Licensor retains the right, at its expense and in its sole discretion and from time to time, to (i) use or access the Premises for repairs and maintenance, in emergency situations, or as reasonably required to access other parts of the Building; or (ii) modify, improve or relocate the Premises; provided, further, that, in the case of either of the foregoing events, Licensor shall not (x) unreasonably interfere with Licensee’s business activities and shall use commercially reasonable measures to mitigate any interference, (y) materially change the confidentiality or security considerations associated with the Premises, or (z) materially reduce the area of the Premises allocated to each employee of Licensee (except in connection with a decrease of the License Fee in accordance with Section 3.1).
(c)    The Parties acknowledge that the License granted hereunder is intended to facilitate the orderly transition of operations to Licensee. Neither Licensee nor its Affiliates shall (i) have any rights to expand the rights granted hereunder without the prior written consent of Licensor, which consent shall not be unreasonably withheld, conditioned, or delayed, or (ii) add additional employee headcount within the Premises without prior written approval by Licensor.
Section 2.2.    Use of Premises, Common Areas and Co-Located Equipment Areas. Licensee’s use of the Premises, the Common Areas, the Co-Located Equipment Areas, and the Licensee Equipment Areas hereunder shall be limited to, and Licensee shall use the Premises, the Common Areas, the Co-Located Equipment Areas, and the Licensee Equipment Areas solely for, the continued operation of the Business in a manner consistent with its operation prior to the Closing (the “Permitted Uses”). Licensee shall, and shall cause each of Licensee’s employees, contractors or invitees who uses the Premises, the Common Areas, the Co-Located Equipment Areas, or the Licensee Equipment Areas to, conduct its activities at the Premises, the Common Areas, the Co-Located Equipment Areas, and the Licensee Equipment Areas only in a manner

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that (a) does not unreasonably interfere with Licensor’s use of the Building, the Property, the Common Areas, the Co-Located Equipment Areas, or the Licensee Equipment Areas, (b) complies with all applicable governmental regulations, laws and orders, including, but not limited to, governmental regulations addressing the safe handling and disposal of hazardous materials (c) abides by the rules and regulations generally applicable at the Building or the Property as they may be amended by Licensor from time to time (provided such amendments are reasonable, generally applicable at the Building or the Property, and would not materially increase Licensee’s obligations or decrease Licensee’s rights hereunder) (the “Rules and Regulations”), (d) For Lab/R&D Facilities Only: abides by the rules of engagement at the Building or the Property as attached hereto as Appendix B (the “Rules of Engagement”), and (e) is consistent with the terms of Section 8.10. If Licensee uses or permits any use of the Premises or other portions of the Building in violation of the Permitted Uses and which in any way increases the rate of fire or liability or any other insurance coverage maintained by Licensor on the Building or its contents, Licensee shall pay to Licensor, within thirty (30) days after demand, said increased insurance costs.
Section 2.3.    Use of Equipment. Upon the terms and subject to the conditions set forth in this Agreement, Licensee shall have the right to access or use all materials, equipment, machinery, parts, spare parts and tools that are located in the Building or on the Property to the extent and in a manner consistent with Licensee’s access or usage thereof in connection with the operation of the Business prior to the Effective Date; provided, however, that in the event Licensee’s access to or use of such equipment, machinery, parts, spare parts or tools is otherwise subject to the terms of another Ancillary Agreement (including Licensee‘s access to or use of any information technology equipment or hardware which may be subject to the terms of a separate Transition Services Agreement or similar transitional arrangement), the terms of such other Ancillary Agreement shall control such access or use by Licensee.  Notwithstanding anything in this Agreement to the contrary, this Agreement shall not modify or change any right of Licensee to such access or use as may be provided under such other Ancillary Agreement.
Section 2.4.    Security. Licensee understands and acknowledges that in some circumstances there may not be a demising wall or other physical barrier to delineate the Premises from the Common Areas and Excluded Areas or to physically prevent Licensor’s employees from accessing the Premises. Subject to Section 8.10, Licensee accepts any risks associated therewith and acknowledges that Licensor shall have no obligation to provide any security service to the Premises beyond the security service otherwise performed for the general benefit of the Building or the Property and Licensor shall bear no responsibility for any Damages of any equipment or property of Licensee or any of its employees left unattended or improperly secured within the Building or on the Property (except to the extent resulting from Licensor’s gross negligence, willful misconduct or breach hereunder).
Section 2.5.    Utilities. Licensor shall make (or cause to be made) available to Licensee such utilities and other services that are currently being provided to the Premises, and at the level at which the same is currently being furnished to such area, including without limitation (a) electric current; (b) passenger and freight elevator service; (c) water for ordinary drinking, cleaning lavatory and process-related purposes; and (d) heating and air conditioning. Licensee’s use of electric current shall not exceed the capacity of the existing feeders, risers or wiring

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installations serving the Premises, and Licensee shall not use any electrical equipment which will overload such installations or interfere with the use thereof by other occupants of the Building. Licensee utilities shall be used in a manner and in quantities consistent with Licensee’s usage thereof in connection with the operation of the Business prior to the Effective Date. In the event that the manner or quantity of utility use deviates significantly from usage prior to the Effective Date, Licensor reserves the right to adjust the License Fee to account for the additional utility costs. In no event shall utility usage exceed limits set forth in permit requirements. Utilities (for the purposes of this Section 2.5) shall not include hazardous waste disposal, which shall be addressed in Section 2.9.
Section 2.6.    Alterations. Licensee shall not make any alteration or modification to the Premises without the prior written consent of Licensor, which consent may not be unreasonably withheld, conditioned or delayed. Licensor’s consent may be conditioned upon, among other requirements, Licensee removing such alterations and restoring the Premises to its condition prior to such alterations upon the expiration or the earlier termination of this Agreement. Licensor’s prior written consent shall not be required for any alteration or modification that either (a) is purely decorative or cosmetic or (b)(i) is non-structural and (ii) does not adversely affect the value or function of the Premises; provided that Licensor shall retain sole discretion as to whether to require removal of any such alterations or modifications by Licensee upon the expiration or the earlier termination of this Agreement. In the event that Licensor consents to any alterations or modification in, on or to the Premises, such alterations or modifications shall, at Licensor’s election made in its consent notice, be made by Licensor at Licensee’s sole cost and expense by contractors reasonably approved by Licensor. Licensee shall reimburse Licensor, within ten (10) days of receipt of an invoice from Licensor (with verification documentation and invoices reasonably supporting such costs), for any costs incurred by Licensor in connection with alterations or modifications made to the Premises in accordance with this Section 2.6 or in repairing any damage to the Premises, the Building or any personal property, fixtures or equipment of Licensor which may be therein or thereon resulting from the acts or omissions of Licensee, its employees or their respective contractors, or as a result of a breach of this Agreement by Licensee.
Section 2.7.    Maintenance of Premises. Licensee shall (a) keep and maintain the Premises and any Licensor’s Fixtures and Personal Property in Premises in properly functioning, safe, orderly and sanitary condition, ordinary wear and tear excepted, and (b) permit no physical waste of or damage to the Premises or any Licensor’s Fixtures and Personal Property in Premises. Subject to the foregoing, Licensor shall perform all repairs and maintenance as are necessary to keep the Building and all building systems (HVAC, plumbing, structural systems, roof, etc.) in good operating condition.
Section 2.8.    Janitorial and Trash Removal Services. All trash removal services shall be performed in accordance with work schedules reasonably established by Licensor materially consistent with past practice, unless otherwise mutually agreed by the Parties in writing.
Section 2.9.    Hazardous Waste Disposal. Licensee shall be responsible for handling and disposal of waste and materials generated by Licensee’s operations at the Premises. All

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hazardous waste handling and disposal shall be performed in accordance with applicable law and Licensor’s safety guidelines.
Section 2.10.    Shipping and Receiving. Shipping and receiving services shall be provided by Licensor in a manner that is materially consistent with past practice, except that Licensor shall not provide such services with respect to shipping and receiving of hazardous waste or chemicals.
Section 2.11.    Telecommunications Services. Licensee acknowledges and agrees that (a) except to the extent required by the Transition Services Agreement, Licensor shall have no obligation to provide to Licensee any telecommunications services (including telephone, internet or printing services) at the Premises, the Building or the Property and (b) Licensee shall not install any additional information technology infrastructure (including cabling or data centers) at the Premises, the Building or the Property, nor will Licensee modify any information technology infrastructure at the Premises, the Building or the Property unless Licensee shall have received Licensor’s prior written consent, which consent may be withheld or granted in Licensor’s sole discretion, with respect to such proposed installation or modification.
Section 2.12.    No Signage. Licensee shall not place, display, hang, affix or otherwise attach any signs to the Premises or Building without Licensor’s advanced written consent.
Section 2.13.    Compliance with Applicable Laws. Licensee shall comply with all Laws applicable to its use of the Premises. Licensee and Licensor shall promptly notify the other if Licensee or Licensor, as the case may be, receives any notice, either written or oral, from any Governmental Body or insurance carrier relating to Licensee’s use of the Premises. In no event shall Licensee be obligated to perform any alterations to the Building in order to comply with any Law.
Section 2.14.    Employee Convenience Services. Licensor may make certain services within the Building available to Licensee’s employees for general employee convenience, health and wellbeing, such as vending machine, fitness centers, nursing rooms, cafeterias, and catering services (collectively, the “Convenience Services”). The Convenience Services may be subject to additional terms and conditions, including additional fees to Licensee and/or individual Licensee employees who choose to utilize the Convenience Services. Licensor reserves the right to amend or discontinue the Convenience Services at any time, without notice to Licensee.
Licensee agrees it shall secure for itself, to the extent possible and feasible, all permits, licenses or similar authorizations (“Environmental Authorization” or “Environmental Authorizations”, as appropriate) required under applicable federal, state or local environmental laws, statutes, rules, or ordinances that are necessary to Licensee’s operations at the Premises or within the Building.
Section 2.15.    COVID-19 Considerations. Licensee agrees to abide by and follow all reasonable health and safety rules and guidelines enacted by Licensor in response to COVID-19 and generally applicable within the Building. Notwithstanding the foregoing, all rules and guidelines enacted by Licensor shall be presumed reasonable so long as they: (a) are applicable

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to both Licensor and Licensee’s employees working within the Building; and (b) are consistent with COVID-19 Measures.
Licensee shall have the discretion to temporarily close the Building to general employees as a response measure to COVID-19 (or similar public health and safety concern) and Licensee hereby agrees to comply with such closure. In the event of closure, Licensor and Licensee shall make reasonable efforts to coordinate limited access to the License Area for retrieval of personal property, to the extent that access is reasonably necessary to Licensee’s continued business operations and so long as such efforts are consistent with COVID-19 Measures. Licensee shall continue to pay the License Fee (as set forth in Section 3.1) during any such period of closure or limited access due to COVID-19.
ARTICLE 3
LICENSE FEE
Section 3.1.    License Fee. The License Fee shall be as set forth in Paragraph 3 of the Summary Sheet.
Section 3.2.    Payment of License Fee via Settlement Statement. Licensor shall include amounts payable by Licensee under this Agreement in the relevant monthly Settlement Statements issued to Licensee (or its applicable Affiliate) pursuant to Section [4.2] of the Transition Services Agreement, and payment of any such amounts shall be made pursuant to Section 3.3(a) of the TSA. If applicable, during any period in which no TSA is in effect at the Premises, Licensor shall send a monthly invoice of charges to Licensee and Licensee shall remit payment via electronic funds transfer by the first day of each calendar month of the term; provided that the last such payment due hereunder shall be paid on the last day of the term, and that obligation shall survive the termination of the Agreement. Licensor reserves the right to modify payment instructions as needed.
Section 3.3.    Taxes.
(a)    The amounts set forth herein with respect to fees, charges, expenses and other amounts due hereunder are exclusive of all applicable sales, use, value-added, transfer, goods and services or other similar taxes, duties, levies, or fees in the nature of a tax, including interest and penalties imposed by a Governmental Body, that Licensor may be required to collect from Licensee in connection with Licensor’s performance hereunder or that may be payable as a result of these transactions (“Covered Taxes”). Licensee shall be responsible for and pay any Covered Taxes imposed as a result of the transactions contemplated by this Agreement or imposed on it with respect to the payments due to Licensor hereunder. Notwithstanding the above, if Licensor is required by applicable Law or Order to collect or pay Covered Taxes, Licensor shall either collect such Covered Taxes from Licensee by collecting such Covered Taxes in the Settlement Statement for the applicable month or, if the underlying transaction that gives rise to the Covered Taxes is not addressed in the Settlement Statement, then such Covered Taxes shall be collected in a similar manner to the payment related to the underlying transaction. Licensor shall not collect any Covered Taxes for which Licensee furnishes a valid and properly completed exemption certificate or other proof of exemption for which Licensee may legally claim an

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available exemption from such Covered Tax. Licensee shall be responsible for any Covered Tax, interest and penalty if such exemption certificate or other form of proof of exemption is disallowed by the Taxing Authority.
(b)    Except for any Covered Taxes pursuant to Section 3.3(a), the Parties shall make all payments to one another free and clear of, and without deduction or withholding for any other Taxes unless required to deduct or withhold by applicable Law or Order. In the event that a Party is required to deduct or withhold Taxes (other than Covered Taxes) in connection with any payments to the other Party pursuant to this Agreement, then such Party shall duly withhold and remit such Taxes to the appropriate Governmental Body and shall pay to the other Party the remaining net amount after the Taxes have been withheld as reflected in the Settlement Statement for the applicable month. Such Party shall, as soon as reasonably practicable, furnish to the other Party a copy of an official tax receipt or other appropriate evidence of any taxes imposed on payments made hereunder. Each Party shall provide to the other Party any certification reasonably necessary to certify a Party’s eligibility (if any) for exemption or reduction of withholding or to certify a Party’s status under the Foreign Account Tax Compliance Act, if applicable.
ARTICLE 4
INSURANCE
Section 4.1.    Licensee’s Insurance. Licensee shall be responsible, at its own cost and expense, to obtain and maintain any insurance it desires on any equipment, machinery, parts, spare parts, tools or any other personal property of Licensee or any of its employees, to the extent that such property is located at the Premises or in the Building. Licensee shall obtain and maintain (a) commercial general liability insurance with a policy limit of at least $2,000,000.00 (or an equivalent amount in local currency) and (b) employer’s liability and workers’ compensation insurance as required by applicable Law.
Section 4.2.    Licensor’s Insurance. Licensor shall maintain or cause to be maintained All Risk also known as Special Form Property insurance (hereinafter referred to as “All Risk”) in respect of the Building and other improvements on the land normally covered by such insurance (except for the property the Licensee is required to cover with insurance under this Agreement) for the benefit of Licensor and other parties Licensor may from time to time designate, as their interests may appear. The All Risk insurance will be on a full replacement cost basis and not less than the amount sufficient to avoid the effect of the co-insurance provisions of the applicable policy or policies. Licensor shall also maintain (a) commercial general liability insurance with a policy limit of at least $2,000,000.00 (or an equivalent amount in local currency) and (b) employer’s liability and workers’ compensation insurance as required by applicable Law.
Section 4.3.    Waiver of Subrogation. Licensor and Licensee, on behalf of themselves and all others claiming under them (including any insurer) waive all claims, demands, or rights of indemnity that either of them may have against the other (including all rights of subrogation) arising out of damage to any property, real or personal, resulting from fire or other casualties, no matter what the cause thereof may be. The Parties waive their respective rights, as set forth herein, because adequate insurance is to be maintained by each of them to protect themselves

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against all such casualties and they have obtained or agree to obtain from their insurance carriers appropriate „waiver of subrogation” provisions in all such policies of insurance. Each Party shall provide the other Party with an endorsement to the casualty coverage confirming such waiver. Should the waiver come into effect by reason of an act or omission of either Party, the Party benefitting from such waiver shall be responsible for the commercially reasonable deductible amount under the other Party’s insurance policy. The waiver set forth herein shall not apply to workers compensation claims.
ARTICLE 5
INDEMNITIES
Section 5.1.    Mutual Indemnification. Each Party (the “Indemnifying Party”) shall indemnify, defend and hold harmless the other Party and its Affiliates and each of their respective past, present or future officers, directors, employees and agents and their respective successors, heirs and assignees and representatives (collectively the “Indemnified Persons”) from and against any damages, losses, liabilities or costs (other than costs allocated to be borne by the indemnified Party under the Agreement, but including reasonable legal expenses, costs of litigation and reasonable attorney’s fees) (“Damages”) incurred by the Indemnified Persons resulting from any Third Party Claim against the Indemnified Persons to the extent caused by, resulting from, or in connection with:
(a)    any breach of Section 8.10 by the Indemnifying Party or any of its Affiliates or its or their respective Representatives, or
(b)    any gross negligence or willful misconduct by the Indemnifying Party or any of its Affiliates in connection with the performance of its obligations under this Agreement, provided, however, that the Indemnifying Party shall not be responsible for any Damages of the Indemnified Persons to the extent that such Damages are caused by, result from, or arise out of or in connection with any Indemnified Person’s gross negligence or willful misconduct.
Section 5.2.    Indemnification by Licensee.
(a)     Notwithstanding Section 5.1, Licensee shall indemnify, defend and hold harmless Licensor’s Indemnified Persons from and against any Damages resulting from any Third Party Claim to the extent caused by, resulting from or in connection with (i) any of the services rendered or to be rendered or licenses granted or to be granted by or on behalf of Licensor pursuant to this Agreement (including the exploitation of such services or licenses by Licensee or its Affiliates), (ii) the transactions contemplated by this Agreement or (iii) Licensor’s actions or inactions in connection with any such services, licenses or transactions, provided, however, that Licensee shall not be responsible for any Damages of Licensor’s Indemnified Persons to the extent that such Damages are caused by, result from or arise out of or in connection with the Licensor’s or any of its Affiliates’ gross negligence or willful misconduct in providing any of the services or licenses.

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(b)    Licensee shall indemnify, defend and hold harmless Licensor’s Indemnified Persons from and against any Damages caused by, resulting from or arising out of or in connection with the occupation or use of the Premises, Property or Buildings, including any damages to or diminution in value of the Premises, Property or Buildings, provided, however, that Licensee shall not be responsible for any Damages of Licensor’s Indemnified Persons to the extent that such Damages are caused by, result from or arise out of or in connection with Licensor’s gross negligence or willful misconduct in performing any of its obligations pursuant to this Agreement.
Section 5.3.    Procedure.
(a)    Each Party shall use its commercially reasonable efforts to mitigate any Damages for which such Party seeks indemnification under this Agreement.
(b)    Sections [4.5] and [4.6] of the SDA shall govern the rights and obligations of the Parties in respect of the management and conduct of any claims for indemnification under this Agreement.
ARTICLE 6
LIMITATION OF LIABILITY; DISCLAIMER OF WARRANTIES
Section 6.1.    Exclusion of Liability.
(a)    Unless explicitly set out otherwise in this Agreement, no Party, nor any of their respective Affiliates, shall be liable in connection with this Agreement for any punitive, incidental, consequential, exemplary, special or indirect, speculative, not reasonably foreseeable or similar damages, including any loss of future revenue, profits, income, or anticipated savings, loss of business reputation, goodwill or opportunity relating to the breach or alleged breach of this Agreement, diminution of value or based on any type of multiple; provided, this sentence does not preclude such Damages to the extent actually owed with respect to a Third-Party Claim or caused by, resulting from, arising out of, or in connection with (i) any fraudulent acts or omissions, (ii) a breach of Section 8.10, or (iii) solely with respect to such damages incurred by Parent or any of its Affiliates, the use of the 3M Trademark by SpinCo or its Affiliates or licensees, including breach of license terms, damages to the 3M Trademark itself or the infringing use of the 3M Trademark. The limitations of this Section 6.1(a) apply regardless of whether the damages are based on breach of warranty, breach of contract, negligence, strict liability in tort, or any other legal or equitable theory.
(b)    Notwithstanding anything in this Agreement to the contrary, neither Licensor nor any of its Affiliates shall have any liability towards Licensee or any of its Affiliates or Indemnified Persons for (a) any failure to provide the licenses or perform the services or any of its obligations hereunder in accordance with this Agreement or (b) any Damages or inconveniences incurred by Licensee or any of its Affiliates or Indemnified Persons, in each case ((a) and (b)) to the extent caused by, relating to, or arising out of or in connection with (i) Licensee’s or any of its Affiliates’ acts, omissions, or breach of this Agreement or failure to satisfy any of its obligations under this Agreement, (ii) Licensee’s or any of its Affiliates’

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implementation, execution, use or exploitation of any of the services, products (including product liability claims) or other deliverables received by or benefits (including licenses or usage rights) granted to Licensee or its Affiliates under or in accordance with this Agreement, (iii) Licensee’s or any of its Affiliates’ manner of operating or conducting Licensee’s business (including the operations or systems) if operated or conducted materially differently than the manner in which Licensee’s business was operated or conducted immediately prior to the Initial Distribution, (iv) any transactions contemplated by this Agreement other than the provision of the Transition Services or Licensor’s other express obligations set out in this Agreement, or (v) Licensor’s actions or inactions in connection with any deliverables, benefits or transactions pursuant to (i) through (iv) or that were caused by specifications or directions provided by Licensee, except, in each case, to the extent caused by Licensor’s or its Affiliate’s gross negligence or willful misconduct in performing any of its obligations pursuant to this Agreement.
Section 6.2.    Limitations of Liability.
(a)    Subject to Section 6.3 below, Licensor’s and its Affiliates’ aggregate maximum liability in connection with this Agreement, the licenses granted or the transactions contemplated hereby, shall not exceed in the aggregate in any calendar year, an amount equal to one hundred percent (100%) of the gross amount of License Fees paid or payable in aggregate by Licensee for all licenses granted for that calendar year. In addition, any liability of Licensor (and its Affiliates) under this Agreement shall be subject to and count against the Maximum Transition Agreement Cap. Licensee acknowledges that the liability caps described in this Section 6.2 are fair and reasonable. For the avoidance of doubt, the liability caps under this Section 6.2(a) shall be calculated based on the gross amount of License Fees paid or payable under this Agreement, not the net amount of payments made pursuant to the Settlement Statement.
(b)    Notice of any claim under this Agreement shall be in writing and made reasonably promptly after becoming aware of such claim, but in no event later than one (1) month after the date of termination or expiration of the license grant giving rise to the claim and such claim must specify the Damages amount claimed and a reasonable description of the action (including, as applicable, the Transition Service) giving rise to the claim.
(c)    The limitation of liability of this Section 6.2 is independent of, and survives, any failure of the essential purpose of any limited or exclusive remedy under this Agreement.
(d)    If and to the extent that Licensor’s failure to perform its obligations under this Agreement or any breach of this Agreement is caused by the act or omission of a Third Party subcontractor used by Licensor, Licensor shall not be responsible, liable or otherwise considered as being in breach of this Agreement, provided that Licensor shall use its commercially reasonable efforts to exercise and enforce its contractual rights and seek to claim any available contractual remedies in respect of the relevant act or omission of the Third Party subcontractor, and pass-on to Licensee an equitable and proportionate share of the damages or similar amounts. Alternatively, Licensor may, in its sole discretion, assign to Licensee any Damage claims that it may assert against the relevant Third Party subcontractor in relation to Licensee’s Damage. In case the act or omission of the Third Party subcontractor that caused the Damage also caused

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prejudice to Licensor’s own business (or that of its Affiliates), the distribution shall be limited to a reasonable pro rata share.
Section 6.3.    Unlimited Liability. The limitations of liability pursuant to Section 8.2 shall not apply to:
(a)    any fraudulent, grossly negligent or willful acts or omissions by a Party;
(b)    either Party’s breach of Section 8.10;
(c)    a Party’s indemnification obligations pursuant to Article 5;
(d)    Licensor’s liability to pass-on any sums or other benefits it is able to recover from a Third Party subcontractor under Section 6.2(d); for clarity, any such recovered sums or benefits shall not count against the liability cap set out in Section 6.2(a); and
(e)    SpinCo’s liability for Damages incurred by Parent in relation to the use of the 3M Trademark by SpinCo or its Affiliates or licensees, including breach of license terms, damages to the 3M Trademark itself or the infringing use of the 3M Trademark.
Section 6.4.    Disclaimer of Warranties and Acknowledgement. FOR ALL LICENSE LOCATIONS EXCEPT 3M CENTER IN ST PAUL: LICENSOR SPECIFICALLY DISCLAIMS ANY OBLIGATION TO REPAIR, MAINTAIN, CALIBRATE, ADJUST OR TEST ANY EQUIPMENT THAT IS LOCATED WITHIN THE PREMISES, BUT IS OWNED BY THE LICENSEE (INCLUDING, BUT NOT LIMITED TO PERSONAL PROPERTY, TRADE FIXTURES OR EQUIPMENT THAT TRANSFERRED TO LICENSEE/BUYER PURSUANT TO THE SDA).
FOR ALL RELAS: LICENSEE AGREES TO ACCEPT THE PREMISES ON AN “AS IS” BASIS AND ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE 2 OF THIS AGREEMENT, LICENSOR HAS MADE NO WARRANTY HEREIN, EXPRESS OR IMPLIED, AS TO THE MAINTENANCE OR REPAIR OF THE PREMISES, THE COMMON AREAS, THE CO LOCATED EQUIPMENT AREAS, THE LICENSEE EQUIPMENT AREAS, THE BUILDING OR THE PROPERTY NOR HAS IT MADE ANY PROMISE TO ALTER, REMODEL OR IMPROVE THE PREMISES, THE COMMON AREAS, THE CO LOCATED EQUIPMENT AREAS, THE LICENSEE EQUIPMENT AREAS, THE BUILDING OR THE PROPERTY. EXCEPT AS OTHERWISE PROVIDED IN THE SDA, LICENSOR HEREBY DISCLAIMS ANY WARRANTIES OF ANY KIND WITH RESPECT TO THE NATURE, CONDITION OR QUALITY OF THE PREMISES OR THE RESULTS THAT WILL BE OBTAINED BY USING THE PREMISES, THE COMMON AREAS, THE CO LOCATED EQUIPMENT AREAS, THE LICENSEE EQUIPMENT AREAS, THE BUILDING OR THE PROPERTY.LICENSEE EXPRESSLY AFFIRMS THAT, EXCEPT FOR ANY REPRESENTATIONS OR WARRANTIES EXPRESSLY SET FORTH IN THE SDA, IT IS NOT RELYING ON ANY WARRANTIES OR CONDITIONS, EXPRESS OR IMPLIED, OF LICENSOR OR ITS AFFILIATES IN ENTERING INTO THIS AGREEMENT AND ACKNOWLEDGES AND AGREES TO THE DISCLAIMERS IN THIS SECTION 5.12.

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Section 6.5.    Other Liability Terms.
(a)    With respect to any Damages arising under this Agreement, each Party agrees that it shall only seek to recover for such Damages from the other Party, and each Party hereby waives the right to seek recovery for such Damages from or equitable remedies against any the other Party’s Affiliates and each of their respective past, present or future officers, directors, employees and agents and their respective successors, heirs and assignees and Representatives.
(b)    No claim may be brought under this Agreement related to any cause of action under the SDA or any other Ancillary Agreement. Any claims brought under this Agreement must be based solely on the provisions of this Agreement.
ARTICLE 7
TERM AND TERMINATION
Section 7.1.    Term. This Agreement shall become effective on the Effective Date, as defined herein, unless terminated earlier pursuant to Section 7.2, shall terminate upon the last day of the Maximum Duration from the Effective Date unless an extension to the term is agreed by the Licensor. In the event the TSA is terminated prior to the expiration date set forth therein due to a breach by Licensee (as defined in the TSA), this Agreement shall immediately terminate therewith.
Section 7.2.    Termination. Licensee may terminate this Agreement upon ninety (90) days advance written notice to Licensor. Licensor may terminate this Agreement at any time.
Section 7.3.    Licensee’s Obligations on Termination. Upon the expiration or termination of this Agreement, Licensee shall surrender the Premises and all the Licensor’s Fixtures and Personal Property in Premises therein with all improvements in substantially the same order and condition as they were as of the Spinoff Date (except for any reasonable wear, tear or casualty damage) and to which Licensor consented to the extent required under Section 2.6 and the removal of which from the Premises and Building is not required by Licensor in accordance with Section 2.6. In addition, on or before the expiration or termination of this Agreement, Licensee shall, without expense to Licensor, remove or cause to be removed from the Premises: (a) all debris and rubbish caused or created by Licensee or its employees, agents or invitees; (b) any cabling and any and all furniture, fixtures, equipment, in each case installed by Licensee; and (c) other articles of personal property of Licensee in the Premises. Licensee shall, at Licensee’s sole cost and expense, repair all damage or injury that may occur to the Premises or the Building caused by Licensee’s removal of such items and shall restore the Premises and Building to their condition immediately prior to such removal. If any of Licensee’s equipment, or other personal property is not removed from the Premises and Building by Licensee on or before the expiration or the earlier termination of this Agreement, then Licensor may keep, remove, discard, dispose of, or store the same at Licensee’s cost and expense, without any liability whatsoever to Licensor.
With respect to Licensee’s removal of Licensee’s Trade Fixtures and Equipment (if applicable): Licensee and/or Licensee’s contractors shall (i) remove all of Licensee’s Trade

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Fixtures and Equipment and disassemble as needed to make same ready for transport and (ii) restore the areas of the Building in which Licensee’s Trade Fixtures and Equipment were located to a broom clean condition including: (x) safely capping supply and discharge lines (electrical, liquids, gas, etc.) to the logical distribution or junction points, and (y) repairing any damage or holes to concrete, flowing, walls or ceilings, or other parts of the Building resulting from the removal of Licensee’s Trade Fixtures and Equipment. Licensee shall be responsible for paying all other expenses associated with the removal and transportation of Licensee’s Trade Fixtures and Equipment.
If any of Licensee’s equipment, personal property or Licensee’s Trade Fixtures and Equipment are not removed from the Premises and Building by Licensee within the time periods set forth in this Section 7.3 above, then Licensor may keep, remove, discard, dispose of, or store the same at Licensee’s cost and expense, without any liability whatsoever to Licensor, and Licensee shall reimburse Licensor for those costs promptly upon demand.
Section 7.4.    Additional Requirements for Exit/Termination. No later than thirty (30) days prior to the exit of the Premises by Licensee, Licensee and Licensor (through their designees) shall meet to discuss and agree upon exit procedures (the “Exit Meeting”). In advance of the Exit Meeting, Licensor agrees to disclose the location, quantities and types of Hazardous Materials stored on the Premises, and to provide a proposal for safe removal, transportation, cleaning and/or disposal of such Hazardous Materials (the “Exit Plan”), which shall be subject to Licensee’s approval, in its reasonable discretion. Licensor may require Licensee to complete an exit checklist (the “Exit Checklist”) as part of the Exit Plan. In the event that Licensee fails to obtain an approved Exit Plan or fails to exit the Premises in accordance with the approved Exit Plan, then Licensor shall take such action as Licensor deems reasonably necessary to ensure that Hazardous Materials are safely removed, transported, cleaned, and disposed of at Licensee’s sole cost and expense, without any liability whatsoever to Licensor, and Licensee shall reimburse Licensor for those costs promptly upon demand.
Section 7.5.    Effect of Termination. Upon termination of this Agreement pursuant to Section 7.2, this Agreement shall forthwith become null and void; provided that the provisions of Article 3 (License Fee), Section 4.3 (Waiver of Subrogation), Article 5 (Limitation of Liabilities; Indemnification), Section 7.3 (Licensee‘s Obligations on Termination), Section 7.4 (Additional Requirements for Exit/Termination) and Article 8 (Miscellaneous) shall survive the termination of this Agreement and shall remain valid and binding obligations of the Parties in accordance with their terms.
Section 7.6.    Meet and Confer. If, at or prior to the expiration or termination of this Agreement, a Party, despite having taken all reasonable and timely steps to operate independently, is unable to operate independently from the rights or services provided under this Agreement due to circumstances not caused by such Party’s action or inaction, the Parties will discuss in good faith commercially reasonable alternatives (up to and including an extension of this Agreement) to avoid a business disruption for such Party; provided, that, if such inability to operate independently results solely from such Party’s failure to obtain a Governmental Approval (having taken all reasonable and timely steps to obtain such Governmental Approval in a timely fashion), (i) the other Party will not unreasonably withhold consent to a request for an

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extension of this Agreement for a period of time no longer than reasonably necessary to obtain such Governmental Approval or otherwise allow the requesting Party to operate independently and (ii) the Parties will discuss in good faith the applicable terms of such extension (including price adjustments) to ensure the terms are commercially reasonable.
ARTICLE 8
MISCELLANEOUS
Section 8.1.    Fees and Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred, including fees and disbursements of counsel, financial advisors, accountants and consultants, in connection with this Agreement and the transactions contemplated hereby shall be borne by the Party incurring such costs and expenses; provided, however, that in the event this Agreement is terminated or expires in accordance with its terms, the obligations of each Party to bear its own costs and expenses will be subject to any rights of such Party arising from a breach of this Agreement by the other Party prior to such termination or expiration.
Section 8.2.    Notices. All notices or other communications to be delivered in connection with this Agreement shall be in writing (including by e-mail, provided, that e-mail shall not constitute notice for any purpose hereunder) and shall be deemed to have been properly delivered, given and received (a) on the date of delivery if delivered by hand during normal business hours of the recipient during a Business Day, otherwise on the next Business Day, (b) on the date of successful transmission if sent via facsimile during normal business hours of the recipient during a Business Day, otherwise on the next Business Day, or (c) on the date of receipt by the addressee if sent (i) by a nationally recognized overnight courier or (ii) by registered or certified mail, return receipt requested, and if received on a Business Day, and otherwise on the next Business Day. Such notices or other communications must be sent to each respective Party at the Notice Addresses set forth on the Summary Sheet (or at such other notice address as shall be specified by a Party in a notice given in accordance with this Section 8.2).
Section 8.3.    Amendment. This Agreement (including the Summary Sheet) shall not be amended, modified or supplemented except by an instrument in writing specifically designated as an amendment hereto and executed by each of the Parties.
Section 8.4.    Waivers. Either Party may, at any time, (a) extend the time for the performance of any of the obligations or other acts of the other Party or (b) waive compliance by the other Party with any of the agreements or conditions contained herein. No waiver by any Party of any of the provisions hereof shall be effective unless expressly set forth in a written instrument executed and delivered by the Party so waiving. No waiver by any Party of any breach of this Agreement shall operate or be construed as a waiver of any preceding or subsequent breach, whether of a similar or different character, unless expressly set forth in such written waiver. Neither any course of conduct or failure or delay of any Party in exercising or enforcing any right, remedy or power hereunder shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy or power hereunder, or any abandonment or discontinuance of steps to enforce such right, remedy or power, or any course of

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conduct, preclude any other or further exercise thereof or the exercise of any other right, remedy or power.
Section 8.5.    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated, in whole or in part, directly or indirectly, by operation of Law or otherwise (including by merger, contribution, spin-off or otherwise), by either Party without the prior written consent of the other Party, and any purported assignment or delegation in contravention of this Section 8.5, and any further license by Licensee of the use of the Premises or permission to occupy any part thereof by any Person other than Licensee’s Employees, shall be null and void and of no force and effect. Notwithstanding the preceding sentence, either Party may, without the prior written consent of the other Party, assign its rights under this Agreement, in whole or in part, to one or more of its Subsidiaries upon prior written notice to the other Party; provided, however, that no such assignment shall relieve such assigning Party of its obligations hereunder; provided, further, that if any such assignment increases the Taxes borne by Licensor, Licensee shall indemnify, defend and hold harmless the Licensor Indemnified Persons from and against, and shall pay and reimburse each of the Licensor Indemnified Persons for, such increases and any and all Damages, incurred or sustained by, or imposed upon, the Licensor Indemnified Persons to the extent arising out of such matter. Subject to the preceding sentences of this Section 8.5, this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the Parties and their respective successors and permitted assigns. Notwithstanding anything herein to the contrary, if Licensor shall sell the Property or any part thereof after the Spinoff Date, Licensor shall cause the purchaser to enter into a contractually binding agreement with Licensee under which such purchaser agrees to recognize Licensee’s rights hereunder.
Section 8.6.    Dispute Resolution. Any claim, disagreement or dispute between the Parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement shall be resolved in accordance with [Article VII] of the SDA which shall apply mutatis mutandis to this Agreement.
Section 8.7.    Further References to SDA. Sections 10.2 (Governing Law; Submission to Jurisdiction; Waiver of Jury Trial); 10.6 (Severability), and 10.14 (Amendments) of the SDA shall apply mutatis mutandis to the Agreement.
Section 8.8.    Exclusive Remedies. Except as otherwise provided in this Agreement, any and all remedies herein expressly conferred upon a Party pursuant to this Agreement shall be deemed cumulative with, and not exclusive of, any other remedy expressly conferred hereby, and the exercise by a Party of any one such remedy will not preclude the exercise of any other such remedy; provided, however, that subject to a Party’s right to bring a claim for material breach of contract against the other Party arising from or related to this Agreement (it being understood that Licensee’s failure to pay License Fees or other charges required to be paid pursuant to this Agreement constitutes a material breach irrespective of amount), such remedies provided to the Parties pursuant to this Agreement will be the sole and exclusive remedies of the Parties with respect to claims or Disputes arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement. Each of the Parties agrees that, in the event of any breach or threatened breach of any provision of this Agreement by such Party, the other Party

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shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent or restrain breaches or threatened breaches hereof and to specifically enforce the terms and provisions hereof.
Section 8.9.    Relationship of the Parties. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between the Parties hereto. No Party is by virtue of this Agreement authorized as an agent, employee or legal representative of the other Party. No Party shall have the power to control the activities and operations of the other and their status is, and at all times shall continue to be, that of independent contractors with respect to each other. No Party shall have any power or authority to bind or commit the other Party. No Party shall hold itself out as having any authority or relationship in contravention of this Section 8.9. No legal title or leasehold in the Premises is created or vested in Licensee by grant of the license afforded by this Agreement. Licensee’s use of the Premises hereunder shall not ripen into any title or leasehold in and to the Premises, and Licensee shall not make any claim of right, title or leasehold in or to the Premises. Nothing in this Agreement shall be deemed to create a landlord tenant relationship between the Parties. Licensee acknowledges and agrees that, upon Licensee’s failure to surrender the Premises immediately upon the expiration or earlier termination of this Agreement, Licensee shall be considered a trespasser and Licensor shall have all rights and remedies available at law or in equity. In addition, Licensee shall be liable for any costs incurred by Licensor in removing Licensee from the Premises, and for any and all other costs, expenses, or damages which Licensor may incur, as a result of Licensee’s failure to timely surrender possession of the Premises to Licensor immediately upon the expiration or earlier termination of this Agreement.
Section 8.10.    Confidentiality.
(a)    The Parties acknowledge that in connection with the transactions contemplated by this Agreement, either Party or any of its Affiliates or its or their respective employees (such Party, the “Receiving Party”) may obtain access to Confidential Information of the other Party or any of its Affiliates or its or their respective employees (such Party, the “Disclosing Party”). Except as to Confidential Information exclusively relating to the Transferred Assets or the Business that was already known by Licensor, any of its Affiliates, or any of its or their respective employees as of the Closing, which information shall be treated in accordance with the terms set forth in the SDA, the Receiving Party shall refrain from (i) using any Confidential Information of the Disclosing Party except for the purpose of providing or supporting the transactions contemplated by this Agreement and (ii) disclosing any Confidential Information of the Disclosing Party to any Person, except to such Receiving Party’s Affiliates and its and their respective employees and independent contractors as is reasonably required in connection with the exercise of each Party’s rights and obligations under this Agreement (and only subject to disclosure restrictions consistent with those set forth herein). In the event that the Receiving Party is required by any applicable Law or Order to disclose any such Confidential Information, the Receiving Party shall (A) to the extent permissible by such applicable Law or Order, provide the Disclosing Party with prompt and, if practicable, advance, written notice of such requirement, (B) disclose only that information that the Receiving Party determines (with the advice of counsel) is required by such applicable Law or Order to be disclosed and (C) use reasonable efforts to preserve the confidentiality of such Confidential Information, including by, at the

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Disclosing Party’s request, reasonably cooperating with the Disclosing Party to obtain an appropriate protective order or other reliable assurance that confidential treatment shall be accorded such Confidential Information (at the Disclosing Party’s sole cost and expense). With respect to employees of Licensee or any of its Affiliates that, prior to the Closing, were employees of Licensor or any of its Affiliates, nothing in this Section 8.10 shall vitiate such Representative’s confidentiality obligations owed to Licensor or any of its Affiliates (other than with respect to Confidential Information related exclusively to the Business in accordance with the SDA) as a consequence of such Representative’s former relationship with Licensor or any of its Affiliates.
(b)    The Parties acknowledge that the Premises will not be separately demised within the Building and there will be no physical boundary preventing any Representative of (i) Licensor from entering the Premises or (ii) Licensee from entering the Excluded Areas, each of which will contain Confidential Information of the applicable Party. Each Party agrees to use commercially reasonable efforts to minimize its exposure to Confidential Information of the other Party and further to minimize the visibility and accessibility of its own Confidential Information within (A) the Premises, the Common Areas, the Co-Located Equipment Areas, and the Licensee Equipment Areas, with respect to Confidential Information of Licensee or any of its Affiliates, or (B) the Excluded Areas, the Common Areas, and the Co-Located Equipment Areas, with respect to Confidential Information of Licensor or any of its Affiliates.
(c)    The Parties acknowledge and agree that a Cybersecurity Incident, or unauthorized access or disclosure of Personal Information or Protected Health Information shall not be considered a breach of the confidentiality obligations in this Section 8.10.
Section 8.11.    Time is of the Essence. Time is of the essence of this Agreement.
Section 8.12.    Confirmatory Amendment. This Agreement is being entered into in anticipation and furtherance of the broader spin-off transaction described in the SDA. It is the intent of the Parties that the terms of this Agreement shall align, where applicable, to the terms of the SDA. Since the Effective Date of this Agreement is prior to the effective date of the SDA, the Parties agree to execute an amendment to this Agreement on or before the effective date of the SDA to ensure that material terms and definitions are in alignment with the SDA as executed and to make any adjustments or clarifications as are determined to be necessary.
[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

LICENSOR

[3M LICENSOR ENTITY], a [●] [corporation]

By:
Name:
Title:
[SIGNATURE PAGE TO THE REAL ESTATE LICENSE AGREEMENT]

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LICENSEE

[●]

By:
Name:
Title:
[SIGNATURE PAGE TO THE REAL ESTATE LICENSE AGREEMENT]